Exhibit 10.2
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
DATED AS OF OCTOBER 2, 2009
among
ACOUSTIC MARKETING RESEARCH, INC.
(a Colorado corporation),
MISONIX, INC.
(a New York corporation),
and
MEDICAL IMAGING HOLDINGS, INC.
(a Delaware corporation)

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT, dated as of October 2, 2009 (the “Agreement”), among Acoustic Marketing Research, Inc. (doing business as Sonora Medical Systems), a Colorado corporation (“Seller”), MISONIX, INC., a New York corporation and majority stockholder of Seller (“Parent”), and Medical Imaging Holdings, Inc., a Delaware corporation (“Buyer”).
WHEREAS, Seller is engaged in the business of (i) selling, repairing and servicing new and used diagnostic ultrasound systems and consumable accessories used in conjunction therewith, (ii) selling, repairing, servicing and testing diagnostic ultrasound transducers, (iii) developing and selling equipment for testing ultrasound transducers, (iv) selling equipment used for cleaning and disinfecting ultrasound transducers including, but not limited to, transesophogeal echocardiography probes, (v) selling equipment used for testing endoscopic probes, (vi) repairing and servicing MRI systems and parts and subsystems used therein, and (vii) performing training for the service and maintenance of diagnostic ultrasound and MRI systems, in each instance throughout the world (the “Business”);
WHEREAS, the parties desire that Seller sells, assigns, transfers, conveys and delivers to Buyer, and that Buyer purchases and acquires from Seller, all of Seller’s right, title and interest in and to the Purchased Assets (as hereinafter defined), and that Buyer assumes the Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.
“Accounts Receivable” means (a) any trade accounts receivable and other rights to payment from customers or any factor of the Business, and (b) any other account or note receivable related to the Business, together with, in each case, the full benefit of any security interest of Seller therein, in each case excluding accounts receivable owing from Affiliates.
“Action” is defined in Section 3.15(a).
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
“Agreement” is defined in the Preamble.
“Ancillary Documents” means the Assignment and Assumption Agreement, the Escrow Agreement, the Domain Name Assignment, the Patent Assignment, the Trademark Assignment, the Transition Services Agreement and the other agreements, instruments and documents delivered at the Closing.

“Asset Allocation” is defined in Section 2.8.
“Assigned Contracts” is defined in Section 2.1(c).
“Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement in the form and substance acceptable to Buyer.
“Assumed Liabilities” is defined in Section 2.3.
“Audited Financial Statements” is defined in Section 3.4(a).
“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
“Balance Sheet” is defined in Section 3.4(b).
“Balance Sheet Date” is defined in Section 3.4(b).
“Books and Records” means books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case related to the Business, including books and records relating to Seller’s Intellectual Property and the employee and personnel records of the Transferred Employees.
“Business” is defined in the Recitals.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.
“Buyer” is defined in the Preamble.
“Buyer Indemnitees” is defined in Section 9.2(a).
“CERCLA” is defined in Section 3.18(a)(ix).
“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
“Closing” is defined in Section 2.6.
“Closing Date” is defined in Section 2.6.
“Closing Net Working Capital” is defined in Section 2.7(b).
“Closing Net Working Capital Statement” is defined in Section 2.7(b).
“Code” means the Internal Revenue Code of 1986.

“Confidentiality Agreement” is defined in Section 5.2(a).
“Consents” is defined in Section 3.3(a).
“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.
“Copyrights” is defined in Section 3.11(a).
“Disclosure Schedule” is defined in the Preamble to Article III.
“Domain Name Assignment” means the domain name assignment in the form and substance acceptable to Buyer.
“Employee” means any individual employed by Seller.
“Environmental Claims” is defined in Section 3.18(b).
“Environmental Laws” is defined in Section 3.18(b).
“Environmental Permit” is defined in Section 3.18(b).
“Equipment” means laboratory equipment, machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property owned or leased by Seller, in each case related to the Business.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that together with the Seller, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” means the escrow agent appointed pursuant to the terms of the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into as of the Closing among Buyer, Seller and the Escrow Agent.
“Escrow Amount” is defined in Section 2.5(a).
“Estimated Closing Net Working Capital” is defined in Section 2.7(a).
“Excluded Assets” is defined in Section 2.2.
“Excluded Liabilities” is defined in Section 2.4.
“Federal Prime Government Contract” is defined in the definition of “Government Contract” in this Section 1.1.
“Federal Prime Government Contractor” is defined in the definition of “Government Contract” in this Section 1.1.

“Financial Statements” is defined in Section 3.4(a).
“GAAP” means United States generally accepted accounting principles.
“Government Contract” means any contract, basic ordering agreement, letter contract, purchase order, delivery order, change order, or other commitment of any kind, between (i) Seller and the United States Government (a “Federal Prime Government Contract”), (ii) Seller and any state, county, township or municipal government (a “State/Local Prime Government Contract”), (iii) Seller and any prime contractor to the United States Government (a “Federal Prime Government Contractor”) with respect to a Federal Prime Government Contract of such Federal Prime Government Contractor, (iv) Seller and any prime contractor to any state, county, township or municipal government (“State/Local Prime Government Contractor”) with respect to a State/Local Prime Government Contract, (v) Seller and any direct subcontractor to a Federal Prime Government Contractor with respect to a Federal Prime Government Contract, or (vi) Seller and any direct subcontractor to a State/Local Prime Government Contractor with respect to a State/Local Prime Government Contract. “Government Contract” shall also include any “Contractor team arrangement” as defined in Federal Acquisition Regulation 9.601.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
“Hazardous Materials” is defined in Section 3.18(b).
“In-Bound Licenses” is defined in Section 3.11(c).
“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of the Business, (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (f) any guaranty of any of the foregoing.
“Independent Expert” is defined in Section 2.7(d).
“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
“Intellectual Property” is defined in Section 3.11(a).
“Intellectual Property Rights” is defined in Section 3.11(a).
“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories related to the Business, including all such items (a) in transit from suppliers of the Business, (b) held for delivery by suppliers of the Business, or (c) held on consignment by third parties.

“Knowledge” of Seller or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of Seller, together with such knowledge that such directors or executive officers could be expected to discover after due investigation concerning the existence of the fact or matter in question.
“Landlord” is defined in Section 6.7.
“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.
“Lease Assignment Agreement” means the lease assignment agreement substantially in the form of Exhibit A hereto.
“Liabilities” is defined in Section 3.5.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.
“Longmont Lease” means that Building Lease, dated as of July 30, 2004, by and between Seller and Diagonal Tech Center, LTD.
“Losses” is defined in Section 9.2(a).
“Marks” is defined in Section 3.11(a).
“Material Contract” is defined in Section 3.13(b).
“Moore” means G. Wayne Moore, an individual.
“Names” is defined in Section 6.2.
“Net Working Capital” means, without duplication, current assets (including Accounts Receivable, Inventory and ordinary course prepaid expenses but excluding any current or deferred Tax assets and cash and cash equivalents) of Seller, minus current liabilities of Seller incurred in the ordinary course of Seller’s Business (including accounts payable and ordinary course accrued expenses but excluding any Indebtedness, current or deferred Tax liabilities and any obligations with respect to any Seller Benefit Plans or compensation owed to Employees); in each case determined in accordance with GAAP and as calculated in accordance with and in a manner consistent with the illustration set forth on Schedule 2.7.
“Noncompetition Period” is defined in Section 5.3(a).
“Notice of Claim” is defined in Section 9.4(a).
“Notice of Objection” is defined in Section 2.7(c).
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Out-Bound Licenses” is defined in Section 3.11(d).
“Parent” is defined in the Preamble.
“Patent Assignment” means the patent assignment in the form and substance acceptable to Buyer.
“Patents” is defined in Section 3.11(a).
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.
“Policy” is defined in Section 3.20(a).
“Premises” is defined in Section 6.7.
“Products” is defined in Section 3.21(a).
“Proprietary Information” is defined in Section 3.11(a).
“Purchase Price” is defined in Section 2.5(a).
“Purchased Assets” is defined in Section 2.1.
“Release” is defined in Section 3.18(b).
“Restricted Business” is defined in Section 5.3(a).
“Restricted Contract” is defined in Section 2.9(a).
“Review Period” is defined in Section 2.7(c).
“Seller” is defined in the Preamble.
“Seller Benefit Plans” means (a) any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) employee pension benefit plan (as defined in ERISA Section 3(2)), and (ii) employee welfare benefit plan (as defined in ERISA Section 3(1)), and (b) any stock purchase, stock option, phantom equity, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, fringe benefit plan or program, nonqualified deferred compensation plan, sick leave, medical plan, dental plan, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA that (x) is contributed to, maintained, or sponsored by the Seller or an ERISA Affiliate or to which the Seller or an ERISA Affiliate has or may have any Liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate and (y) provides benefits of economic value to any present or former employee, consultant or director of Seller, or present or former beneficiary of any such Person.
“Seller Group” means any affiliated, combined, consolidated, unitary or similar group of which Seller is or was a member.

“Seller Indemnitees” is defined in Section 9.3(a).
“Seller Intellectual Property” is defined in Section 3.11(e).
“Seller Interim Financial Statements” is defined in Section 3.4(a).
“Seller Owned Intellectual Property” is defined in Section 3.11(b).
“Seller Registered Items” is defined in Section 3.11(f).
“Software” is defined in Section 3.11(a).
“State/Local Prime Government Contract” is defined in the definition of “Government Contract” in this Section 1.1.
“State/Local Prime Government Contractor” is defined in the definition of “Government Contract” in this Section 1.1.
“Target Net Working Capital” means $2,688,309.
“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, escheat, unclaimed property, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, abandoned or unclaimed property and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.
“Third Party Claim” is defined in Section 9.4(a).
“Third Party Defense” is defined in Section 9.4(b).
“TINA” is defined in Section 3.13(d)(vi).
“Trademark Assignment” means the trademark assignment in the form and substance acceptable to Buyer.
“Transition Services Agreement” means the transition services agreement in the form and substance acceptable to Buyer.
“Transferred Employees” is defined in Section 6.3.
“Unaudited Financial Statements” is defined in Section 3.4(a).

ARTICLE II
PURCHASE AND SALE
2.1 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, and Parent shall cause Seller to sell, assign, transfer, convey and deliver, to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of Liens, the entire right, title and interest of Seller in, to and under all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, that are related to the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including without limitation the following assets, properties and rights:
(a) all Inventory;
(b) all Equipment;
(c) all Contracts related to the Business including, without limitation, those set forth on Schedule 2.1(c) (other than those Contracts which are Excluded Assets) (the “Assigned Contracts”);
(d) all Accounts Receivable;
(e) all Books and Records (copies of which may be retained by Seller, subject to the confidentiality obligations set forth herein);
(f) all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the other Purchased Assets or the Assumed Liabilities;
(g) all insurance benefits, including rights and proceeds, arising from or relating to the other Purchased Assets or the Assumed Liabilities prior to the Closing, unless expended in accordance with this Agreement;
(h) all rights under any permits or certifications from any Governmental Entity that have been issued or applied for;
(i) all prepaid expenses of the Business;
(j) all rights of Seller to its corporate name and derivatives and variants thereof;
(k) all Intellectual Property owned by Seller;

(l) all security deposits, earnest deposits and all other forms of deposit or security placed with or by Seller for the performance of an Assigned Contract; and
(m) all goodwill of the Business.
2.2 Excluded Assets. The Purchased Assets do not include, and Seller is not selling, assigning, transferring, conveying or delivering, and Buyer is not purchasing, acquiring or accepting from Seller any of the assets, properties or rights set forth in this Section 2.2 (collectively, the “Excluded Assets”):
(a) all cash, cash equivalents and bank accounts of Seller;
(b) the corporate seals, Charter Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(c) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents;
(d) each Seller Benefit Plan;
(e) all accounts receivable owing from Affiliates;
(f) that certain Employment Agreement, dated as of November 1, 1999, by and between Seller and Moore;
(g) that certain Agreement for Ultrasound Technical Services, entered into on May 10, 2007, by and between Seller and Axess Ultrasound, LLC (as successor in interest to TriMedx, LLC);
(h) the Longmont Lease; and
(i) all rights to Tax refunds.
2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume effective as of the Closing, and from and after the Closing Buyer shall pay, discharge or perform when due, as appropriate, only the following Liabilities and obligations of Seller (excluding the Liabilities and obligations retained by Seller in accordance with Section 2.4, the “Assumed Liabilities”):
(a) the Liabilities and obligations of the Business that are included in the finally determined Closing Net Working Capital;
(b) all Liabilities and obligations of Seller in respect of the Assigned Contracts which Liabilities or obligations (i) relate solely to the period after the Closing or (ii) remain to be performed by Seller as of the Closing so long as such obligations (y) arise in the ordinary course of the Business and (z) do not arise with respect to a prepayment of services by any third parties (in each case with respect to (i) and (ii), other than obligations or Liabilities thereunder arising as a result of the breach thereof at or prior to the Closing or those Contracts which are included as an Excluded Asset); and

(c) Liabilities arising under Seller’s standard product warranties relating solely to the repair of any products sold by Seller in the ordinary course of its business prior to the Closing Date.
2.4 Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume any Liabilities of Seller (such unassumed Liabilities, the “Excluded Liabilities”) other than those specifically set forth in Section 2.3. Notwithstanding the foregoing, in no event shall Buyer or any of its Affiliates assume or incur any Liability in respect of, and Seller shall remain bound by and liable for, and shall pay, discharge or perform when due, the following Liabilities of Seller:
(a) all Liabilities arising from or related to the Business or Purchased Assets prior to or on the Closing Date except to the extent any such Liability is specifically included as an Assumed Liability;
(b) all Liabilities for Taxes of Seller or any Affiliate of Seller;
(c) all Liabilities in respect of Excluded Assets;
(d) all Indebtedness of the Business;
(e) all Liabilities and obligations of Seller with respect to accrued employee wages, salaries, payroll and withholding taxes;
(f) all intercompany accounts payables due to Parent from Seller; and
(g) all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including Taxes and fees and expenses of counsel, accountants and other experts.
2.5 Purchase Price.
(a) The aggregate amount to be paid by Buyer on the Closing Date with respect to the Purchased Assets shall be Eight Million Dollars ($8,000,000) (the “Purchase Price”). The Purchase Price is subject to adjustment pursuant to Section 2.7. Buyer shall pay the Purchase Price as follows: (i) an aggregate amount of Four Hundred Thousand Dollars ($400,000) in cash (the “Escrow Amount”) shall be deposited on the Closing Date by wire transfer of immediately available funds with the Escrow Agent in accordance with the terms of the Escrow Agreement, and (ii) the balance shall be paid in cash to Seller on the Closing Date.
(b) All amounts payable under this Section 2.5 shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller or the Escrow Agent, as applicable, no later than three Business Days prior to the applicable payment date.
2.6 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, Philadelphia, PA, at 10:00 a.m. on a date to be specified by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.7 Net Working Capital Adjustment.
(a) At least five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a good faith estimate calculation of Seller’s Net Working Capital as of the close of business on the Closing Date determined in accordance with GAAP and in a manner consistent with the illustration set forth in Schedule 2.7(a) hereto (the “Estimated Closing Net Working Capital”). At the Closing:
(i) if the Estimated Closing Net Working Capital is less than the Target Net Working Capital, the Purchase Price shall be reduced by an amount equal to such deficiency; and
(ii) if the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, the Purchase Price shall be increased by an amount equal to such excess.
(b) Within 90 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller a statement (the “Closing Net Working Capital Statement”), which shall set forth Buyer’s calculation of Net Working Capital as of the Closing Date (“Closing Net Working Capital”) determined in accordance with GAAP and in a manner consistent with the illustration set forth in Schedule 2.7(a) hereto.
(c) Upon receipt from Buyer, Seller shall have 15 days to review the Closing Net Working Capital Statement (the “Review Period”). If Seller disagrees with Buyer’s computation of Closing Net Working Capital, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “Notice of Objection”), which sets forth its objections to Buyer’s calculation of Closing Net Working Capital; provided that the Notice of Objection shall include only objections based on (i) non-compliance with the standards set forth in Schedule 2.7(a) for the preparation of the Closing Net Working Capital Statement and (ii) mathematical errors in the computation of Closing Net Working Capital. Any Notice of Objection shall specify those items or amounts with which Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Seller’s calculation of Closing Net Working Capital based on such objections. Further, if independent auditors are engaged by Seller in connection with the preparation of the Notice of Objection, such Notice of Objection should also be accompanied by a certificate of the independent auditors of Seller setting forth that they concur with each of the positions taken by Seller in the Notice of Objection. To the extent not set forth in the Notice of Objection, Seller shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Closing Net Working Capital Statement.
(d) Unless Seller delivers the Notice of Objection to Buyer within the Review Period, Seller shall be deemed to have accepted Buyer’s calculation of Closing Net Working Capital and the Closing Net Working Capital Statement shall be final, conclusive and binding. If Seller delivers a Notice of Objection to Buyer complying with the requirements set forth in Section 2.7(c) within the Review Period, Buyer and Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Net Working Capital. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an independent valuation firm or independent accounting firm mutually reasonably acceptable to Buyer and Seller (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 2.7 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Net Working Capital set forth in the Closing Net Working Capital Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to Buyer and Seller, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Net Working Capital. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be shared equally by Buyer and Seller.

(e) Within five (5) business days after the Closing Net Working Capital is finally determined pursuant to this Section 2.7:
(i) if the finally determined Closing Net Working Capital is less than the Estimated Closing Net Working Capital, Seller shall pay to Buyer an amount equal to such deficiency; and
(ii) if the finally determined Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, Buyer shall pay to Seller an amount equal to such excess.
(f) Any such payment made by Buyer or Seller pursuant to Section 2.7(e) shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer or Seller, as the case may be, at least one Business Day prior to such transfer.
(g) Any rights accruing to a party under this Section 2.7 shall be in addition to and independent of the rights to indemnification under Article IX. Any payments made to any party under this Section 2.7 shall not be subject to the terms of Article IX.
2.8 Allocation. The Purchase Price (as increased by the amounts treated as Assumed Liabilities for federal income tax purposes and other amounts treated as taxable sales consideration for federal income tax purposes) shall be allocated among the covenants set forth in Section 5.3 and the Purchased Assets for all purposes (including Tax and financial accounting purposes) in accordance with their respective fair market values pursuant to an allocation schedule prepared by Buyer after the Closing in accordance with Section 1060 of the Code and the regulations adopted thereunder (the “Asset Allocation”). As soon as practicable after the Closing Date and in any event no later than 90 days prior to the latest date for filing of the U.S. federal Tax Return by Seller for the period ending on the Closing Date, Buyer shall deliver a copy of its initial determination of the Asset Allocation to Seller. Seller shall, within 30 days of receipt of Buyer’s initial determination of the initial Asset Allocation, notify Buyer if Seller disagrees with Buyer’s initial determination, and if Seller does not so notify Buyer within such 30 days, the initial Asset Allocation shall be final and binding on the parties. If Seller disagrees with such initial Asset Allocation, Buyer and Seller shall make a good faith effort to resolve the dispute. If Buyer and Seller are unable to resolve their differences within 30 days after Buyer has been notified of Seller’s disagreement with the initial Asset Allocation, then any remaining disputed issues shall be submitted to the Independent Expert, which shall resolve the disagreement in a final binding manner after hearing the views of the parties. The fees and expenses of the Independent Expert shall be shared equally between Buyer and Seller. Except as may be required by Law, Buyer and Seller will (a) file or cause to be filed all Tax Returns (including Internal Revenue Service Form 8594) in a manner consistent with the Asset Allocation (as determined pursuant to this Section 2.8) and (b) not take any action inconsistent therewith. Any subsequent adjustments to the Purchase Price shall be reflected in the Asset Allocation hereunder in a manner consistent with Regulation Section 1.1060-1.

2.9 Consents.
(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Purchased Asset or any benefit arising under or resulting from such Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Contract concerning such Purchased Asset, or (iii) would, upon transfer, materially adversely affect the rights of Buyer under such Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by Seller to, or any assumption by Buyer of, any interest in, or Liability under, any Purchased Asset requires the consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained. Without limiting Section 2.9(b), to the extent any Assigned Contract may not be assigned to Buyer by reason of the absence of any such Consent (“Restricted Contract”), Buyer shall not be required to assume any Assumed Liabilities arising under such Restricted Contract.
(b) To the extent that any Consent in respect of a Restricted Contract or any other Purchased Asset shall not have been obtained on or before the Closing Date, Buyer may elect to proceed with the Closing, in which case, Seller shall continue to use its reasonable best efforts to obtain any such Consent after the Closing Date until such time as it shall have been obtained. Seller shall, and Parent shall cause Seller to, cooperate with Buyer in any economically reasonable arrangement proposed by Buyer to provide that Buyer shall receive the interest of Seller in the benefits under such Restricted Contract or other Purchased Asset. Seller shall pay and discharge, and shall indemnify and hold harmless, Buyer and its Affiliates from and against any and all reasonable out-of-pocket costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Purchased Asset is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract or Purchased Asset to Buyer, and Buyer shall assume the Assumed Liabilities under any such Restricted Contract from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement.
(c) Nothing contained in this Section 2.9 or elsewhere in this Agreement shall be deemed a waiver by Buyer of its rights to have received on the Closing Date an effective assignment of all of the Purchased Assets or of the covenant of Seller to obtain all Consents, nor shall this Section 2.9 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Assigned Contracts or other Purchased Asset as to which a Consent may be necessary.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT
Seller and Parent jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller and Parent to Buyer (the “Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Disclosure Schedule. The Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article III. Each exception to a representation and warranty set forth in the Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable paragraph of the Disclosure Schedule, and no other representation or warranty.
3.1 Organization and Good Standing.
(a) Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Colorado, has all requisite power to own, lease and operate its properties and to carry on the Business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification except for those jurisdictions where the failure to be so qualified and in good standing could not individually or in the aggregate have a material adverse effect on the Purchased Assets or the condition (financial or otherwise), operations, prospects or results of operations of the Business or Seller. Seller is not in default under its Charter Documents. The Charter Documents of Seller in the forms provided to Buyer are the Charter Documents of Seller as in effect on the date of this Agreement.
(b) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York. The Charter Documents of Parent in the forms provided to Buyer are the Charter Documents of Parent as in effect on the date of this Agreement.
(c) Parent owns 95% of Seller’s issued and outstanding equity.
(d) Seller has no subsidiaries or investments in any other Person.
3.2 Authority and Enforceability.
(a) Each of Seller and Parent has the requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform their obligations hereunder. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of the obligations hereunder have been duly authorized by all necessary action on the part of Seller and Parent and no other consent, action or proceedings on the part of Seller and Parent or any holder of Parent’s equity is required to authorize this Agreement or to consummate the transactions contemplated hereby. Seller and Parent have duly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of Seller and Parent, enforceable against them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
(b) Each of Seller and Parent, as applicable, has the requisite power and authority to enter into each Ancillary Document to which it is, or specified to be, a party, to consummate the transactions contemplated thereby and to perform their respective obligations thereunder. The execution and delivery by each of Seller and Parent of each Ancillary Document to which it is, or specified to be, a party, the consummation of the transactions contemplated thereby and the performance of their respective obligations thereunder have been duly authorized by all necessary action on the part of Seller and the Parent and no other proceedings on the part of Seller and Parent or any holder of Parent’s equity is required to authorize each Ancillary Document or to consummate the transactions contemplated thereby. The Ancillary Documents, upon execution and delivery by Seller and Parent, as applicable, and, assuming due authorization, execution and delivery by Buyer, constitute the valid and binding obligation of each of Seller and Parent, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The Ancillary Documents effectively vest in Buyer good, valid and marketable title to all the Purchased Assets free and clear of all Liens, other than with respect to Purchased Assets that are leased by Seller.

3.3 No Conflicts; Consents.
(a) Except as set forth on Section 3.3(a) of the Disclosure Schedule, the execution and delivery of this Agreement by Seller and Parent does not, and the performance by Seller and Parent of their obligations hereunder and the consummation by Seller and Parent of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of Seller or Parent, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which Seller or Parent is a party, (B) of which Seller or Parent is a beneficiary or (C) by which Seller, Parent or any of their assets are bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Seller or Parent, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Seller. Section 3.3(a) of the Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which Seller is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, Seller thereunder.
(b) No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to Seller or Parent in connection with the execution and delivery of this Agreement and the transactions contemplated hereby.
3.4 Financial Statements.
(a) Section 3.4(a) of the Disclosure Schedule contains true and complete copies of (collectively, the “Financial Statements”) (i) the audited financial statements of Parent as of June 30, 2007, June 30, 2008 and June 30, 2009 and the related statements of income and cash flows for the years then ended (the “Audited Financial Statements”); (ii) the unaudited balance sheet of Seller as of June 30, 2007, June 30, 2008 and June 30, 2009 and the related statements of income for the years then ended (the “Unaudited Financial Statements”); and (iii) the unaudited balance sheet and the related statement of income of Seller as of and for the two-month period ended August 31, 2009 (the “Seller Interim Financial Statements”).

(b) The Financial Statements are true, complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Seller Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of Parent and Seller, as applicable, and fairly present in all material respects the financial condition of the business of Parent and the Business, as applicable, as of the respective dates they were prepared and the results of the operations of the business of Parent and the Business, as applicable, for the periods indicated. The balance sheet of Seller as of June 30, 2009 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”
3.5 No Undisclosed Liabilities. Seller has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, “Liabilities”), except those which (a) are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) have been incurred in the ordinary course of the Business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
3.6 Taxes.
(a) All Tax Returns required to have been filed by or with respect to Seller have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and, to the Knowledge of Seller, each such Tax Return correctly and completely reflects Liability for Taxes and all other information required to be reported thereon. All Taxes owed by Seller and each member of the Seller Group (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Seller has adequately provided for, in their books of account and related records, Liability for all unpaid Taxes, being current Taxes not yet due and payable.
(b) No Tax Return of any member of the Seller Group has been audited and there is no action or audit now pending nor, to the Knowledge of Seller, proposed or threatened against, or with respect to, any member of the Seller Group in respect of any Taxes. Except as set forth on Section 3.6(b) of the Disclosure Schedule, no member of the Seller Group is the beneficiary of any extension of time within which to file any Tax Return, nor has Seller made (or had made on their behalf) any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no Liens on any of the stock or assets of Seller with respect to Taxes.
(c) Seller has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
(d) There is no dispute or claim concerning any Liability for Taxes with respect to any member of the Seller Group for which notice has been provided, or which is asserted nor, to the Knowledge of Seller, threatened, or which is otherwise known to Seller. No issues have been raised in any Tax examination with respect to Seller which, by application of similar principles, could reasonably be expected to result in Liability for Taxes for any member of the Seller Group, the Business or the period not so examined. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any member of the Seller Group with respect to Seller since 2003. No member of the Seller Group has waived (nor is subject to a waiver of) any statute of limitations in respect of Taxes nor has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(f) The Seller Group has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(g) Seller is not a party to any Tax allocation or sharing agreement. Seller has no Liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law) with respect to any member of the Seller Group of which Seller currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise.
(h) No Member of the Seller Group has entered into any transaction that is a “reportable transaction” (as defined in Treasury Regulation Section 1.6011-4, as modified by periodically issued IRS guidance).
3.7 Compliance with Law. Since November 16, 1999: (i) Seller has conducted, and is conducting, the Business in compliance with all applicable Laws, (ii) to the Knowledge of Seller, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of Seller to conduct the Business in compliance with, any applicable Law, and (iii) Seller has not received notice regarding any violation of, conflict with, or failure to conduct the Business in compliance with, any applicable Law.
3.8 Business Authorizations.
(a) Seller owns, holds or lawfully uses in the operation of the Business all Authorizations which are necessary for it to conduct the Business as currently conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the Business free and clear of all Liens, which authorizations are valid and in full force and effect and listed in Section 3.8(a) of the Disclosure Schedule.
(b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of Seller to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization. Seller has not received any notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. Seller is not in default, nor has Seller received notice of any claim of default, with respect to any Authorization.
(c) No Person other than Seller owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Seller owns or uses in the operation of the Business as conducted over the past 24 months or as currently conducted.

3.9 Title to Properties. With respect to property and assets that Seller purports to own which are included in the Purchased Assets, Seller has good and transferable title to all such personal property, free and clear of all Liens. All leases under which personal property and assets are leased are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto, and Seller is not nor, to the Knowledge of Seller, is any other party thereto, in breach of any of the terms of any such lease. Except for the Excluded Assets, there are no assets or properties used in the operation of the Business that are owned by any Person other than Seller that will not be licensed or leased to Buyer under valid, current license arrangements or leases. Seller owns no real property.
3.10 Condition of Tangible Assets. To the Knowledge of Seller, (i) all Purchased Assets that are tangible property are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of the Business and (ii) conform to all Laws and Authorizations relating to their construction, use and operation. To the Knowledge of Seller, there are no facts or conditions affecting such Purchased Assets that could interfere in any material respect with the use or operation thereof as used or operated for the 12 months preceding the date of this Agreement.
3.11 Intellectual Property.
(a) As used in this Agreement, “Intellectual Property” means all (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, technology, ideas, know-how and other proprietary information (“Proprietary Information”); (ii) trade names, trademarks and service marks, logos, and trade dress, whether registered or recognized under the common law, domain names, URLs, addresses and other designations and the goodwill associated therewith (“Marks”); (iii) copyrights and copyrightable works, moral rights or other literary property or author’s rights, documentation, websites, mask works and other works of authorship (“Copyrights”); (iv) computer software (in source code and/or object code form), including any and all software implementations, models and methodologies, user manuals and training materials relating thereto (“Software”); (v) patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”); (vi) forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world (“Intellectual Property Rights”), including all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing; (vii) copies and tangible embodiments of all of the foregoing, as well as related documentation, in whatever form or medium; and (viii) all rights to sue or recover and retain damages and costs and attorney’s fees for present and past infringement of any of the foregoing.
(b) Section 3.11(b) of the Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by Seller (whether exclusively, jointly with another Person or otherwise) (“Seller Owned Intellectual Property”). Except as described in Section 3.11(b) of the Disclosure Schedule, Seller owns the entire right, title and interest to all Seller Owned Intellectual Property free and clear of all Liens and all such Seller Owned Intellectual Property is valid and enforceable.
(c) Section 3.11(c) of the Disclosure Schedule lists, other than commercially available Software and other licenses, sublicenses and agreements for which Seller has paid or is obligated to pay a one-time payment of less than $5,000 or continuing annualized payments of less than $1,000, all current licenses, sublicenses and other agreements and all prior agreements with surviving obligations (“In-Bound Licenses”) pursuant to which a third party (including Parent) authorizes Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property related to the Business owned by such third party, including the incorporation of any such Intellectual Property into products of Seller and, with respect to each such In-Bound License, whether such In-Bound License is exclusive or non-exclusive. The Software that is used or relied upon by Seller in the conduct of its business, including any embedded or integrated third party software, does not contain any open source or freeware and the sale or licensing of the Software in the ordinary course of business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring (as a license condition or otherwise) the Seller to disclose source code to any of the Software and any other software for which a reasonably prudent person would hold in confidence. The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied upon by the Seller in the conduct of its business is sufficient in all material respects for the current needs of such business.

(d) Section 3.11(d) of the Disclosure Schedule lists, other than licenses, sublicenses and agreements for which Seller has received or is entitled to receive a one-time payment of less than $5,000 or continuing annualized payments of less than $1,000, all current licenses, sublicenses and other agreements and all prior agreements with surviving obligations (“Out-Bound Licenses”), pursuant to which Seller authorizes a third party (including Parent) to use, practice any rights under, or grant sublicenses with respect to, any Seller Owned Intellectual Property or pursuant to which Seller grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each such Out-Bound License, whether such Out-Bound License is exclusive or non-exclusive.
(e) Seller (i) exclusively owns the entire right, interest and title to all Intellectual Property that is used in or necessary for the Business as is currently conducted or proposed to be conducted (including the design, refurbishment, license and sale of all products currently under development or in production) free and clear of Liens, except as described in Section 3.11(b) of the Disclosure Schedule, or (ii) otherwise rightfully uses or otherwise enjoys such Intellectual Property pursuant to a valid and enforceable In-Bound License that is listed in Section 3.11(c) of the Disclosure Schedule. The Seller Owned Intellectual Property, together with Seller’s rights under the In-Bound Licenses listed in Section 3.11(c) of the Disclosure Schedule (collectively, the “Seller Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Business as is currently conducted and as proposed to be conducted (including the design, refurbishment, license and sale of all products currently under development or in production).
(f) No registration, maintenance and renewal fees related to Intellectual Property or other certifications, filings or registrations that are owned by Seller and related to the Business (“Seller Registered Items”) are currently overdue and all requisite documents and certificates related to such Seller Registered Items have been filed with the relevant Governmental Entity or other relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Items. All Seller Registered Items are in good standing and held in compliance with all applicable legal requirements. Seller also owns valid record title for all Seller Registered Items, as recorded with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of asserting ownership and/or the assignment thereof.

(g) Except as set forth on Section 3.11(g) of the Disclosure Schedule, there are no challenges (or, to the Knowledge of Seller, any basis therefor) with respect to the validity or enforceability of any Seller Intellectual Property. Section 3.11(g) of the Disclosure Schedule lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Seller Owned Intellectual Property, including the due date for any outstanding response by Seller in such Actions. Section 3.11(g) of the Disclosure Schedule also lists the status of any dispute between Seller and any third party regarding the validity and enforceability of any of the Seller Intellectual Property.
(h) To the Knowledge of Seller, Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Seller Intellectual Property. Section 3.11(h) of the Disclosure Schedule lists all previously held Seller Intellectual Property that Seller has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.
(i) The operation of Seller’s business and the use of Intellectual Property by Seller has not infringed upon, misappropriated, diluted, or otherwise conflicted with or unlawfully used or uses, the Intellectual Property Rights of any third party, in each case except to the extent that Seller has made or makes use of any Intellectual Property pursuant to a good-faith belief in the validity of the rights therein of any purported licensor or other grantor thereof pursuant to an In-Bound License. Seller, by conducting the Business as currently conducted, has not infringed, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party, in each case except to the extent that Seller makes use of any Intellectual Property pursuant to a good-faith belief in the validity of the rights therein of any purported licensor or other grantor thereof pursuant to an In-Bound License. Except as set forth on Section 3.11(i) of the Disclosure Schedule, neither Seller nor Parent has received any written communication or, to the Knowledge of Seller, verbal communication alleging that Seller or any of its products, services, activities or operations or the Seller Intellectual Property infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Knowledge of Seller, is there any basis therefor. No Action has been instituted, or, to the Knowledge of Seller, threatened, relating to any Seller Intellectual Property formerly or currently used by Seller and none of the Seller Intellectual Property is subject to any outstanding Order. To the Knowledge of Seller, no Person has infringed or is infringing any Intellectual Property Rights of Seller or has otherwise misappropriated or is otherwise misappropriating any Seller Intellectual Property.
(j) Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by Seller that is not covered by an issued Patent. Seller is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized Seller to use, Proprietary Information owned by such third party.
(k) All current and former employees, consultants and contractors of the Business have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property Related to the Business conceived or developed by such employees, consultants or contractors in connection with their services for the Business, and true and complete copies of such assignments have been provided to Buyer. Except as set forth on Section 3.11(k) of the Disclosure Schedule, no current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Seller Owned Intellectual Property.

(l) No employee, consultant or contractor of Seller has been, is or will be, by performing services for Seller, in violation of any term of any employment, invention, disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or contractor’s employment by Seller or any services rendered by such employee, consultant or contractor.
(m) Since November 16, 1999, all Intellectual Property that has been distributed, sold or licensed to a third party by Seller, both under the Out-Bound Licenses or otherwise, that is covered by a warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of Seller for the time period during which such representations and warranties apply. True and complete copies have been provided to Buyer of all Contracts pursuant to which Seller has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by Seller.
(n) The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated thereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in the loss or impairment of any Seller Owned Intellectual Property, or to the Knowledge of Seller, of any In-Bound License, or gives rise to any right of any third party to terminate or reprice or otherwise modify any of Seller’s rights to own any of its Seller Owned Intellectual Property or its rights under any Out-Bound License or to the Knowledge of Seller under any In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.
3.12 Absence of Certain Changes or Events. Except as set forth in Section 3.12 of the Disclosure Schedule, since the Balance Sheet Date:
(a) there has not been any material adverse change in the condition (financial or otherwise), operations or results of operations of the Business or Seller;
(b) Seller has not (i) increased or modified the compensation or benefits payable or to become payable by Seller to any current or former directors, employees, consultants or contractors, (ii) increased or modified any Seller Benefit Plan made to, for or with any current or former directors, employees, consultants or contractors of Seller, or (iii) entered into any employment, severance or termination agreement;
(c) Seller has not sold, leased, transferred or assigned any property or assets, except for (i) the sale of Inventory, and (ii) the sale of obsolete Equipment, in each case in the ordinary course of the Business consistent with past practice;
(d) Seller has not mortgaged, pledged or subjected to Liens any assets, properties or rights;
(e) Seller has not taken any action outside the ordinary course of the Business;
(f) Seller has not made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(g) No Material Contract (as defined below) has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Contract that was a Material Contract as of the date hereof has been terminated or cancelled;
(h) Seller has not sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Seller Intellectual Property;
(i) there has not been any violation of, or conflict with, any material applicable Law by Seller;
(j) Seller has not entered into any transaction with Parent or received a payment from Parent or made a payment to Parent other than in the ordinary course of the Business;
(k) Seller has not made a change or modification to any of the following: (i) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (ii) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (iii) payment policies, procedures and practices with respect to accounts payable;
(l) Seller has not made a payment with respect to, or discharged, compromised or settled, any claim or Action;
(m) there has not been any material damage, destruction or loss with respect to the assets, properties and rights of Seller, whether or not covered by insurance;
(n) Seller has not made any change in the accounting practices of Seller;
(o) No member of Seller Group has made any Tax election, changed any method of Tax accounting or settled any claim for Taxes; and
(p) Seller has not agreed, whether in writing or otherwise, to do any of the foregoing.
3.13 Contracts.
(a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, Seller is not party to, or bound by:
(i) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that involves payments by Seller of $50,000 or more, individually or in the aggregate;
(ii) any Contract or series of related Contracts for the sale by Seller of materials, supplies, goods, services, equipment or other assets, that involves a specified annual minimum dollar sales amount of $50,000 or more;
(iii) any Contract or series of related Contracts that (A) continues over a period of more than six months from the date hereof or (B) involves payments to or by Seller exceeding $50,000, other than arrangements disclosed pursuant to the preceding paragraphs (i) and (ii);

(iv) any partnership, joint venture or similar Contract;
(v) any distribution, dealer, representative or sales agency Contract;
(vi) any lease or sublease including, but not limited to, with respect to real property;
(vii) any Government Contract or Contract with a Governmental Entity;
(viii) any Contract for the lease of personal property which provides for payments to or by Seller in any one case of $50,000 or more annually or $100,000 or more over the term of the Contract;
(ix) any Contract which provides for the indemnification by Seller of any Person, the undertaking by Seller to be responsible for consequential damages, or the assumption by Seller of any Tax, environmental or other Liability;
(x) any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
(xi) any Contract granting any Person a Lien on any of the Purchased Assets;
(xii) any Contract for any capital expenditure or leasehold improvement;
(xiii) any Contract which restrains the ability of Seller to continued to be engaged or compete in any manner or in any business;
(xiv) any Contract imposing any restriction or limitation on the sale or other transfer of any of the Purchased Assets;
(xv) any Out-Bound License or In-Bound License;
(xvi) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);
(xvii) any collective bargaining Contract or other Contract with any labor organization, union or association;
(xviii) any confidentiality or non-disclosure agreement to which Seller is a party or by which any of its assets are bound or otherwise subject;

(xix) any employment, consulting, termination or severance Contract other than those that are terminable at-will by Seller on less than 30 days’ notice; and
(xx) any Contract that is otherwise material to Seller or the Business and not previously disclosed pursuant to this Section 3.13.
(b) Each Contract required to be listed in Section 3.13(a) of the Disclosure Schedule (collectively, the “Material Contracts”) is valid and enforceable in accordance with its terms. Since November 16, 1999, Seller has complied with and is in compliance with, and to the Knowledge of Seller, all other parties thereto have complied with and are in compliance with, the provisions of each Material Contract.
(c) Since November 16, 1999: (i) Seller is not, and to the Knowledge of Seller, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and Seller has not given or received notice to or from any Person relating to any such alleged or potential default that has not been cured, and (ii) to the Knowledge of Seller, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract. Seller has delivered accurate and complete copies of each Material Contract to Buyer. There are no oral Contracts that are Material Contracts.
(d) For all Government Contracts in which Seller is a party:
(i) Seller and its required employees hold such security clearances (if any) as are required to perform Government Contracts in effect as of the date hereof.
(ii) To the Knowledge of Seller, the pricing, cost accounting, estimating and procurement systems relating to all Government Contracts have been properly disclosed to the United States Government, to the extent required by Law or in any such Government Contract.
(iii) Neither Seller nor any employee thereof is (or has been at any time since inception of Seller) suspended or debarred from doing business with the United States Government or has been declared non-responsible or ineligible for United States Government contracting.
(iv) Seller is not in material default in the performance of any Government Contracts, and no termination for convenience, termination for default, cure notice or show cause notice has been issued to Seller with respect to any Government Contract.
(v) No money due to Seller under any Government Contract has been withheld or set-off or has been subject to attempts to withhold or set-off.
(vi) Seller is exempt from the application of the rules and regulations of the Cost Accounting Standards Board pursuant to 48 CFR 9900. To the Knowledge of Seller, there are no reports resulting from financial contract audits or other investigations by United States Government officials of the Government Contracts (past or present) that conclude that Seller is engaged in overcharging or other defective pricing practices or in other practices in violation of the Federal Acquisition Regulations. Except as disclosed in Section 3.13(d)(vi) of the Disclosure Schedule, to the Knowledge of Seller, there are no financial contract audits or other investigations by United States Government officials of the Government Contracts (past or present) on-going or completed and awaiting issuance of a report. To the Knowledge of Seller, Seller has not had any financial contract problems related to the Truth in Negotiations Act (“TINA”) or failed to make any disclosures required under TINA that could reasonably be expected to result in a defective pricing problem or other government accounting problem.

(vii) Seller is not manufacturing or delivering goods to the United States Government, or performing services for the United States Government, other than pursuant to written Government Contracts.
3.14 Sufficiency of Purchased Assets. The Purchased Assets (i) constitute all of the assets and properties of Seller used in the Business and constitute all of the assets and properties necessary to permit Buyer to carry on the Business immediately following the Closing in the same manner as operated by Seller immediately prior to Closing and (ii) include all of the operating assets and properties of Seller.
3.15 Litigation.
(a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or, to the Knowledge of Seller, threatened against or affecting Seller, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(b) There is no unsatisfied judgment, penalty or award, in each case related to the Business, against or affecting Seller or any of its assets, properties or rights.
3.16 Employee Benefits.
(a) Section 3.16(a) of the Disclosure Schedule sets forth a complete and accurate list of all Seller Benefit Plans sponsored, maintained or contributed to or required to be contributed to by Seller, for the benefit of any present directors, employees, contractors or consultants of Seller. For purposes of this Section 3.16, the term “Seller” includes any ERISA Affiliate.
(b) Each Seller Benefit Plan has been and is currently administered in compliance with its constituent documents and all reporting, disclosure and other requirements of ERISA and the Code applicable to such Seller Benefit Plan. Each Seller Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code, has been determined by the Internal Revenue Service to be so qualified and to Seller’s Knowledge no condition exists that would adversely affect any such determination.
(c) Seller does not sponsor, maintain, or contribute to, and has not within the last five (5) years sponsored, maintained or contributed to, or had any Liability with respect to, any employee benefit plan subject to Section 302 of ERISA, section 412 of the Code or Title IV of ERISA. None of the Seller Benefit Plans is a multiemployer plan (as defined in Section 3(37) of ERISA). The Seller does not contribute to, and has never contributed to or has any other Liability with respect to, a multiemployer plan.

(d) With respect to each Seller Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) by any Transferred Employees (as defined below) pending or, to the Knowledge of Seller, threatened against any Seller Benefit Plan, Seller or any trustee or agent of any Seller Benefit Plan.
(e) With respect to each Seller Benefit Plan to which Seller is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Seller Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code.
(f) Seller is not in material default in performing any of its contractual obligations under any of the Seller Benefit Plans or any related trust agreement or insurance contract.
(g) There are no outstanding Liabilities of any Seller Benefit Plan other than Liabilities for benefits to be paid to participants in any Seller Benefit Plan and their beneficiaries in accordance with the terms of such Seller Benefit Plan.
(h) Except as set forth in Section 3.16(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with any other event) (i) entitle any current director, employee, contractor or consultant being retained by Buyer to severance pay, unemployment compensation or any other payment, or (ii) increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person.
(i) Seller does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to (A) any excise tax imposed under Section 4999 of the Code, or (B) any penalty tax or interest under Section 409A of the Code.
3.17 Labor and Employment Matters.
(a) Section 3.17(a)(i) of the Disclosure Schedule sets forth (i) a list of all Employees (including title and position), contractors and consultants as of the date hereof, and (ii) the base compensation and benefits of each such Employee. Except as set forth on Schedule 3.17(a)(ii) of the Disclosure Schedule, the employment of all Employees, contractors and consultants may be terminated at any time with or without cause and without any severance or other Liability to Seller.
(b) Seller is not a party or subject to any labor union or collective bargaining agreement. Since November 16, 1999, Seller has never had, and there are not pending or to the Knowledge of Seller, threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Employees. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Knowledge of Seller, threatened before the National Labor Relations Board.
(c) Seller has complied in all material respects with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities in connection with the Business. Since November 16, 1999, there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Employee or other Person in connection with the Business. Seller has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Employee or other Person in connection with the Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d) Seller has paid or properly accrued in all material respects in the ordinary course of the Business all wages and compensation due to Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
3.18 Environmental.
(a) Except as disclosed in Section 3.18(a) of the Disclosure Schedule:
(i) to the Knowledge of Seller, no Releases of Hazardous Materials have occurred prior to Closing at, from, or to any property or the assets currently or previously owned, leased or operated by Seller or its respective predecessors during the period they were owned, operated or leased by Seller or at any other time;
(ii) there are no past, pending, or threatened Environmental Claims against Seller;
(iii) to the Knowledge of Seller, Seller has obtained all required Environmental Permits and is in compliance with such Environmental Permits and applicable Environmental Law;
(iv) there are no underground storage tanks owned by Seller, or located at any facility owned, leased or operated by Seller and, to the Knowledge of Seller, any underground tanks previously situated at any such facility were removed in accordance with Environmental Laws;
(v) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property now owned, operated, leased or otherwise used by Seller during the period they were owned, operated or leased by Seller, as the case may be, or to give rise to any Liability under the Environmental Laws pertaining to any property now or at any other time owned, operated, leased or otherwise used by Seller;
(vi) Seller has not received a request under any of the Environmental Laws for information relating to any property now or at any time owned, operated, leased or otherwise used by Seller, or to which or at which Seller’s wastes were stored, transported or disposed of by or on behalf of Seller;
(vii) there are no unsatisfied financial assurance or closure requirements under the Environmental Laws pertaining to any property currently or previously owned, leased or operated by Seller or its predecessors;

(viii) any contaminant levels resulting from any Releases of Hazardous Materials at or from the properties now or at any other time owned, operated, leased or otherwise used by Seller during the period they were owned, operated or leased by Seller, as the case may be, meet applicable remediation standards under applicable Environmental Law;
(ix) none of the properties currently or previously owned, operated, leased or otherwise used by Seller or its predecessors are now or have in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”), the CERCLA Information System, or any comparable state or local environmental database during the period they were owned, operated or leased by Seller;
(x) to the Knowledge of Seller, there is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now used by Seller or its Affiliates;
(xi) Seller has not provided information to any Governmental Entity of any actual, threatened or suspected Releases of Hazardous Materials or any violation of an Environmental Permit, term or other requirement of Environmental Laws;
(xii) there is no Liability nor has Seller received any notice with respect to the cleanup or investigation at any facility or property resulting from the arrangement (with a transporter or otherwise) for treatment, storage or disposal of Hazardous Materials by Seller or by any other party;
(xiii) to the Knowledge of Seller, there is no Liability with respect to storage of Hazardous Materials at any facility or property by Seller or by any other Person;
(xiv) there is no Liability with respect to transportation of Hazardous Materials by Seller to a facility or property owned or operated by any other Person;
(xv) Seller has complied in all material respects with all Environmental Laws, including those Laws applicable to the transportation and management of Hazardous Materials; and
(xvi) there are no audits, reports, analyses, sampling results or similar documents relating to environmental, health and/or safety matters at any property now or formerly owned, operated or leased by Seller that were prepared for Seller or are in the possession of Seller or any of its representatives, including their attorneys or consultants, that have not been provided or made available to Buyer prior to the date of this Agreement.
(b) As used in this Agreement:
“Environmental Claims” means any and all administrative or judicial actions, suits, orders, claims, Liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a Governmental Entity or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or for personal injury, property damage or natural resource damage resulting from the Release of a Hazardous Material at, to or from any facility or property of Seller or any facility or property at which Seller transported, disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including the employees of Seller seeking damages for exposure to Hazardous Materials;

“Environmental Laws” means all Laws, Environmental Permits, policies, guidance documents, Orders and Contracts with any Governmental Entity related to protection of the environment, natural resources, safety or health or the handling, use, labeling, recycle, generation, treatment, storage, transportation, Release or disposal of Hazardous Materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials;
“Environmental Permit” means all permits, licenses, approvals, authorizations or consents required by any Governmental Entity under any applicable Environmental Law and includes any and all Orders, consent orders or binding Contracts issued or entered into by a Governmental Entity under any applicable Environmental Law;
“Hazardous Material” means any hazardous, toxic or radioactive substance, material or waste which is regulated as of and after the Closing Date by any Governmental Entity, including any material or substance that is: (A) defined as a “hazardous substance,” “regulated substance” or “solid waste” under applicable state Law, (B) petroleum, petroleum products or wastes, (C) asbestos, (D) urea formaldehyde, (E) polychlorinated biphenyls, (F) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq. (33 U.S.C. § 1321), (G) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (42 U.S.C. §6903), (H) defined as a “hazardous substance” pursuant to Section 101 of the CERCLA, (I) defined as a “regulated substance” pursuant to Section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (42 U.S.C. §6991) or (J) otherwise regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801 et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. §300(f) et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. §651 et seq. or any other Environmental Law; and
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the environment.
3.19 Suppliers and Customers. Section 3.19 of the Disclosure Schedule sets forth (a) each supplier from whom purchases exceeded $50,000 in the year ended June 30, 2008 or June 30, 2009 or that is otherwise material to Business, (b) each supplier who constitutes a sole source of supply to the Business, and (c) with respect to each year ended June 30, 2008 or June 30, 2009 and the two-month period ended August 31, 2009, each customer that has contributed in excess of 5% percent of the revenues of the Business for such year or period. No such supplier or customer has canceled or otherwise terminated, or to the Knowledge of Seller, threatened to cancel or otherwise terminate, its relationship with the Business. Seller has not received written notice or, to the Knowledge of Seller, verbal notice, that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with Seller or limit its services, supplies or materials to Seller, either as a result of the transactions contemplated by this Agreement or otherwise.

3.20 Insurance.
(a) Section 3.20(a) of the Disclosure Schedule sets forth an accurate and complete list of each insurance policy and fidelity bond which covers the Business, and Seller with respect to the Business (each, a “Policy” and together, the “Policies”). Collectively, the Policies afford coverage to Seller and its employees, the Purchased Assets and the Business in amounts and against all risks normally insured against by Persons possessing similar assets or operating similar businesses in similar locations and which is sufficient for compliance with all Laws and Contracts to which Seller is a party or by which Seller is bound in connection with the Business. All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation, termination or non renewal has been received by Seller with respect to any such policy. There are no pending claims under any of such Policies with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
(b) Section 3.20(b) of the Disclosure Schedule describes any self-insurance arrangement by or affecting Seller with respect to the Business, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.
(c) All insurable claims with respect to the Business have been tendered to the insurance carriers and no claims are being handled under a reservation of rights letter.
(d) To the Knowledge of Seller, there are no historical gaps in coverage with respect to the Business.
3.21 Product Warranty.
(a) There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by Seller, beyond that set forth in the standard conditions of sale or service, copies of which are included in Section 3.21(a) of the Disclosure Schedule.
(b) Each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by Seller has been in conformity with all applicable contractual commitments and warranties in all material respects. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, provided, shipped or licensed prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.
3.22 Inventory. In all material respects, all Inventory of Seller, net of reserves that are included in the finally determined Closing Net Working Capital is of a quality, quantity and condition useable or saleable in the ordinary course of the Business. None of the Inventory, net of reserves that are included in the finally determined Closing Net Working Capital, is obsolete and no write-down of such Inventory has been made or should have been made in the period since the Balance Sheet Date. The quantities of each item of Inventory are not excessive and are reasonable in the present circumstances of Seller. All work-in-process and finished goods inventory is free of any defect or other deficiency. Except as set forth in Section 3.22 of the Disclosure Schedule, all Inventory is located at the facilities of Seller and no Inventory is held on a consignment basis.

3.23 Accounts Receivable. All of the Accounts Receivable represent amounts receivable for equipment actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona fide business transactions), have arisen from bona fide services that have been provided in the ordinary course of the Business, are not subject to any defenses, counterclaims or setoffs and have been billed and are due within 30 days after such billing. To the Knowledge of Seller, all of the Accounts Receivable are fully collectible, net of reserves that are included in the finally determined Closing Net Working Capital, in the normal and ordinary course of the Business. None of the Accounts Receivable are for services that Seller has not yet provided. Section 3.23 of the Disclosure Schedule sets forth: (a) the total amount of Accounts Receivable outstanding as of the last day of the last completed calendar month immediately preceding the date of this Agreement; and (b) the agings of such Accounts Receivable based on the following schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days, from the due date thereof.
3.24 Brokers or Finders. Seller and Parent represent, as to themselves and their Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
3.25 Completeness of Disclosure. No representation or warranty by Seller or Parent in this Agreement, and no statement made by Seller or Parent in the Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement or the Disclosure Schedule, there are no facts or circumstances of which Seller or Parent are aware that could be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects or results of operations of Seller taken as a whole.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date.
4.1 Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.
4.2 Authority and Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party, the consummation of the transactions contemplated hereby and thereby and the performance of the obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Documents to which Buyer is a party have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller or Parent, as applicable, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3 No Conflicts; Consents.
(a) The execution and delivery of this Agreement and of the Ancillary Documents by Buyer does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) violate any Law of any Governmental Entity applicable to Buyer on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Buyer, except in each such case where such violation or Lien would not reasonably be expected materially to impair or delay the ability of Buyer to perform its obligations under this Agreement or the Ancillary Documents.
(b) No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.
4.4 Litigation. There is no Action that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
4.5 Brokers or Finders. Buyer represent, as to itself and its Affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS OF SELLER AND PARENT
5.1 Conduct of Business. Except with the prior written consent of Buyer, from and after the date of this Agreement and until the Closing:
(a) Seller shall, and Parent shall cause Seller to, conduct the Business in the same manner as heretofore conducted and only in the ordinary course;
(b) Seller shall, and Parent shall cause Seller to, use Seller’s reasonable best efforts consistent with past practice to: (i) preserve intact the Business of Seller; (ii) keep available to Buyer the services of all individuals who perform services for or on behalf of Seller (as an employee, consultant, independent contractor, leased employee, intern or otherwise) in connection with the Business; (iii) preserve for Buyer the goodwill of the suppliers and others having business relationships with Seller insofar as such relationships relate to the Business; (iv) not shorten or lengthen the customary payment cycles for any of its payables or receivables; and (v) continue in full force and effect without modification any existing policies or binders of insurance currently maintained by Seller insofar as such insurance covers the Business or any Purchased Assets;

(c) Seller shall, and Parent shall cause Seller to, and Parent shall promptly deliver notice to Buyer in writing of any specific event or circumstance to the Knowledge of Seller, or of which it receives notice, that: (i) has resulted or would reasonably be expected to result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied; (ii) the consent of any Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; (iii) there is any Action pending or, to the Knowledge of Seller, threatened that relates to the transactions contemplated by this Agreement; (iv) any of the representations, warranties, covenants or agreements of Seller or Parent is or may be inaccurate or otherwise breached in any material respect; or (v) may otherwise be a material adverse development in connection with the transactions contemplated by this Agreement; and
(d) Seller shall, and Parent shall cause Seller to, and Parent shall: (i) perform all acts to be performed by Seller and Parent pursuant to this Agreement and the Ancillary Documents to be executed and delivered by Seller and Parent; and (ii) refrain from taking or omitting to take any action that would violate any of the representations, warranties or covenants of Seller and Parent hereunder or thereunder or render any of them inaccurate or untrue in any material respect as of the date of this Agreement or the Closing Date or that in any way would reasonably be expected to prevent the consummation of the transactions contemplated hereby or thereby.
5.2 Confidentiality; Books and Records.
(a) An Affiliate of Buyer and Parent are parties to a previously executed Confidential Disclosure Agreement, effective as of March 3, 2009 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. After the Closing, neither Buyer nor any of its Affiliates or representatives will be bound by the terms of the Confidentiality Agreement.
(b) From and after the Closing, Seller and Parent will, and will cause their Affiliates to, hold, and will use their reasonable best efforts to cause its and their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller or Parent can show that such information (a) is in the public domain through no fault of Seller, Parent or any of their Affiliates or (b) is lawfully acquired by Seller, Parent or any of their Affiliates after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller, Parent or any of their Affiliates or representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller or Parent shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller or Parent are advised by their counsel in writing is legally required to be disclosed, provided that Seller and Parent shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(c) Seller will retain any of its books and records that relate to the Business in accordance with Seller’s record retention policies as presently in effect. During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to Buyer offering to surrender the same to Buyer at Buyer’s expense.

5.3 Restrictive Covenants.
(a) Each of Seller and Parent covenants that, commencing on the Closing Date and ending on the third anniversary of the Closing Date (the “Noncompetition Period”), each of Seller and Parent shall not, and they shall cause their respective Affiliates not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit Seller, Parent or any of their respective Affiliate’s name to be used in connection with, any business anywhere in the world which is engaged, either directly or indirectly, in the business of (x) developing, selling, repairing, servicing and testing new and used (i) diagnostic imaging equipment including consumable accessories and transducers used in conjunction therewith, (ii) patient monitoring devices and equipment, and (iii) diagnostic endoscopic devices and equipment and (y) performing training for the use, service, repair and maintenance for the equipment set forth in (i)-(iii) above (collectively, the “Restricted Business”). It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this noncompetition covenant (and the nonsolicitation covenant set forth in Section 5.3(b)) are therefore not appropriate.
(b) Each of Seller and Parent covenants that during the Noncompetition Period, it will not (i) call on or solicit any person who or which is, at that time, or has been within three years prior thereto, a customer of Seller or its Affiliates with respect to the Business or of Buyer or its Affiliates; (ii) solicit the employment of or hire any person who at the time of such solicitation or hiring or who within three years prior thereto, is or was employed by, or a consultant of, Seller or its Affiliates or Buyer or its Affiliates on a full or part-time basis; provided, however, that the foregoing shall not prohibit Seller or Parent from soliciting any such individual solely pursuant to a general advertisement for employment; or (iii) make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action that may, directly or indirectly, disparage or be damaging to Buyer or any of its Affiliates or any of their officers, directors, employees, advisors, businesses, or its or their reputations.
(c) Each of Seller and Parent acknowledges that the restrictions contained in this Section 5.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. Each of Seller and Parent acknowledges that any violation of this Section 5.3 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.3, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which Seller or Parent or any of their respective Affiliates is in breach of its obligations under this Section 5.3.
(d) In the event that any covenant contained in this Section 5.3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.3 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VI
COVENANTS OF SELLER, PARENT AND BUYER
6.1 Public Announcements. Prior to the Closing, except as required by Law, neither Seller, Parent nor Buyer will issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior written consent of the other parties. After the Closing, except as required by Law, neither Seller nor Parent shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, any press release, filing with the Securities and Exchange Commission or other public announcement with respect to the transactions contemplated by this Agreement shall be subject to the prior written approval of both Buyer and Seller, which approval shall not be unreasonably withheld or delayed.
6.2 Names. On the Closing Date, Seller shall deliver to Buyer all such executed documents as may be required to change the name of Seller on that date to another name or names bearing no similarity to any of the Names, including, where applicable, name change amendments and appropriate name change notices for each state where Seller is qualified to do business. Seller hereby appoints Buyer as its attorney in fact to file all such documents on or after the Closing Date. Seller will terminate the use of any and all d/b/a’s currently or formerly used by it related to the Business. “Names” means “Sonora Medical Systems,” or any name, logo or trademark that includes “Sonora Medical Systems,” any variation and derivatives thereof and any other logos or trademarks of the Business transferred to Buyer pursuant to this Agreement and the Ancillary Documents.
6.3 Employees. Buyer shall offer employment, effective as of the Closing Date, to those Employees of Seller listed on Schedule 6.3. Each such Employee who accepts Buyer’s offer of employment effective as of the Closing Date shall be referred to herein as a “Transferred Employee.” Nothing herein shall, or shall be construed to, limit Buyer’s right to terminate the employment of any Transferred Employee or to amend or terminate any Seller Benefit Plan or otherwise change the terms and conditions of employment of any Transferred Employee. It is understood and agreed that, except as Buyer may otherwise agree in writing or to the extent required by any applicable Law, employment offered by Buyer is “at will” and may be terminated by Buyer or a Transferred Employee at any time for any reason.
6.4 Taxes.
(a) Seller shall pay all federal, state and local sales, documentary, registration, stamp, and real estate and other transfer or conveyance Taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith whether imposed by Law on Seller or Buyer. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) All real property taxes, personal property taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Buyer and Seller as of the close of business on the Closing Date on a daily basis. Seller shall be responsible for all such Taxes and fees on the Purchased Assets accruing under such daily proration methodology during any period up to and including the Closing Date. Buyer shall be responsible for all such Taxes and fees with respect to the Purchased Assets accruing under such daily proration methodology during any period beginning the day after the Closing Date. With respect to Taxes described in this Section 6.4(b), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 6.4(b) and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes. Any such reimbursements shall be made within five Business Days of the date a party made such payment to the appropriate Taxing Authority; provided that, the party requesting reimbursement of Taxes shall provide the other party with a written notice indicating the amount due and the computation thereof.
(c) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.
6.5 Bulk Sales Laws. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, that Seller shall pay and discharge when due all claims of creditors asserted against Buyer or the Purchased Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the Purchased Assets by reason of such noncompliance and otherwise indemnify Buyer against any Losses it suffers as a result of such non-compliance.
6.6 Discharge of Business Obligations After Closing.
(a) From and after the Closing, Seller shall pay and discharge on a timely basis all of the Excluded Liabilities.
(b) From and after the Closing, if Seller, Parent or any of their respective Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller, Parent or their respective Affiliates shall remit such funds to Buyer within five Business Days after its receipt thereof.
(c) Effective upon the Closing, Seller shall appoint Buyer as its true and lawful attorney-in-fact, in the name of Seller, but on behalf of Buyer to (i) receive and open all mail, packages and other communications addressed to Seller related to the Business, and (ii) demand and receive all Accounts Receivable and endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Buyer on account of the Business and the Purchased Assets transferred to Buyer hereunder. Seller agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable.

6.7 Longmont Lease. For a period of thirty days from the Closing Date, Buyer and Seller shall use commercially reasonable efforts to obtain the consent of Diagonal Tech Center, LTD., as landlord (“Landlord”), to assign the Longmont Lease to Buyer. Prior to the assignment of the Longmont Lease, so long as Buyer is in possession of the premises underlying the Longmont Lease (the “Premises”) and except for any costs or Liabilities resulting from or relating to a default by Seller under the Longmont Lease, (a) Buyer shall pay Seller the monthly Base Rent and all Additional Rent (as such terms are defined in the Longmont Lease) that is payable by Seller to Landlord under the terms of the Lease for the period Buyer is in the possession of the Premises, and (b) Buyer shall indemnify and hold Seller harmless for any Liability incurred by Seller, which Liability directly results from or relates to Buyer’s possession of the Premises. Seller shall promptly provide Buyer with any correspondence or notice from Landlord to Seller which relates to the Longmont Lease. Upon the receipt of Landlord’s consent to the assignment of the Longmont Lease, Seller shall promptly assign, transfer, convey and deliver the consent to Buyer, and Buyer shall assume all Liabilities under the Longmont Lease from and after the date of assignment to Buyer pursuant to the Lease Assignment Agreement. In the event the parties have not received the consent of the Landlord to assign the Lease within thirty days after the Closing Date, for the next thirty days, Buyer and Seller shall use commercially reasonable efforts to (i) negotiate a sublease agreement on terms reasonably acceptable to Buyer and Seller, and (ii) obtain the consent of the Landlord to such sublease agreement.
6.8 Further Assurances. Subject to the terms of this Agreement, each of Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.
ARTICLE VII
CONDITIONS TO CLOSING
7.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:
(a) All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the consummation of the transactions contemplated by this Agreement shall have been obtained or made and shall be in full force and effect.
(b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement which makes the consummation of such transactions illegal.

7.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:
(a) The representations and warranties of Seller and Parent set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date;
(b) Seller and Parent shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller and Parent at or prior to the Closing;
(c) Buyer shall have received a certificate dated the Closing Date signed on behalf of Seller by an authorized representative of Seller to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;
(d) Buyer shall have received a certificate dated the Closing Date signed on behalf of Parent by an authorized representative of Parent to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;
(e) There shall have been no material adverse change in the Purchased Assets or the condition (financial or otherwise), operations, employee relations, customer or supplier relations, or results of operations of the Business;
(f) Seller shall have delivered counterparts duly executed by Seller and Parent, as applicable, to this Agreement and each of the Ancillary Documents, as applicable;
(g) Seller shall have delivered to Buyer a certificate of the Secretary of Seller dated the Closing Date (i) attaching the certificate of incorporation of Seller certified as of the most recent practicable date by the Secretary of State of the State of Colorado, (ii) attaching the bylaws of Seller, and (iii) certifying (A) that attached thereto are true and complete copies of all resolutions and consents adopted by the Board of Directors of Seller and the stockholders of Seller authorizing the execution, delivery and performance of this Agreement, and that all such resolutions and consents are in full force and effect and are all the resolutions and consents adopted in connection with the transactions contemplated hereby; and (B) to the incumbency and specimen signature of each officer of Seller executing this Agreement and the other Ancillary Documents, and a certification by another officer of Seller as to the incumbency and signature of the Secretary of Seller;
(h) Seller shall have obtained the Consent of each Person whose Consent is required under the Contracts set forth in Schedule 7.2(h) each of which shall be in effect on the Closing Date and shall have provided evidence of each such Consent in form and substance satisfactory to Buyer;
(i) Seller shall have delivered to Buyer evidence in form and substance satisfactory to Buyer that all Liens with respect to the Purchased Assets have been released;

(j) a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations duly executed by Seller that is selling Purchased Assets to Buyer pursuant hereto;
(k) Buyer shall have received a work product agreement from Moore in form and substance acceptable to Buyer;
(l) Buyer shall have received an employment agreement from Moore in form and substance acceptable to Buyer; and
(m) such other good and sufficient instruments of transfer as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.
7.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:
(a) The representations and warranties of Buyer set forth in this Agreement shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date;
(b) Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing;
(c) Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer by an authorized representative of Buyer to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied; and
(d) Buyer shall have delivered to Seller counterparts duly executed by Buyer to this Agreement and each of the Ancillary Documents, as applicable.
ARTICLE VIII
TERMINATION
8.1 Termination.
(a) This Agreement may be terminated at any time prior to the Closing:
(i) by mutual written consent of Buyer and Seller;
(ii) by Buyer or Seller if:
(A) the Closing does not occur on or before October 2, 2009; provided that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable;
(b) The party desiring to terminate this Agreement pursuant to clause 8.1(a)(ii) shall give written notice of such termination to the other party hereto.
8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Seller, Parent or Buyer or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 8.3; provided, however, the provisions of Section 6.1 (Public Announcements), Section 8.3 (Remedies) and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
8.3 Remedies. Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 8.1.
ARTICLE IX
INDEMNIFICATION
9.1 Survival.
(a) All representations and warranties contained in this Agreement, the Disclosure Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of one year, except (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.9 and 3.24 shall survive without limitation, (ii) the representations and warranties set forth in Sections 3.6, 3.16, 3.17 and 3.18 shall survive for a period of 30 days following the expiration of the applicable statute of limitations (including any extensions thereof).
(b) In the event notice of claim for indemnification under Section 9.2 or 9.3 is given within the period for which a representation or warranty survives the Closing, the representation or warranty that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when such Losses are incurred so long as the notice of such claim for indemnification is provided to the Indemnitor within the period for which a representation or warranty survives the Closing.

9.2 Indemnification by Seller and Parent.
(a) Seller and Parent, jointly and severally, shall indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including reasonable legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 9.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to (i) the failure of any representation and warranty or other statement by Seller or Parent contained in this Agreement, the Disclosure Schedule or any certificate furnished to Buyer in connection with the transactions contemplated by this Agreement to be true and correct in all material respects as of the Closing Date; (ii) any breach of any covenant or agreement of Seller or Parent contained in this Agreement furnished or to be furnished to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Documents; (iii) any Excluded Liability; (iv) any fees, expenses or other payments incurred or owed by Seller or Parent to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement; and (v) any Liability or obligation arising from or related to Moore’s equity ownership in Seller.
(b) For purposes of this Section 9.2, the representations and warranties herein and in the certificate delivered by Seller and Parent to Buyer pursuant to Section 7.2(c) and 7.2(d) shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references herein and therein to “material,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).
(c) Seller and Parent shall not be liable for any Losses described in Section 9.2(a)(i), other than any Losses resulting from a breach of a representation or warranty set forth in Sections 3.1, 3.2, 3.6, 3.9, 3.16, 3.17, 3.18 or 3.24 (for which no limitations shall apply), until the aggregate of all such Losses for which Seller and Parent are liable is in excess of $40,000, in which event Seller and Parent, jointly and severally, shall be liable for all Losses from the first dollar, provided, however, nothing contained in this Section 9.2(b) shall be deemed to limit or restrict in any manner any rights or remedies which the Buyer Indemnitees have, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of a representation, warranty or covenant hereunder, and the parties expressly agree that the Buyer Indemnitees shall have any rights or remedies with respect thereto.
(d) Seller’s and Parent’s aggregate liability for the Losses described in Section 9.2(a)(i), other than any Losses resulting from a breach of a representation or warranty set forth in Sections 3.1, 3.2, 3.6, 3.9, 3.16, 3.17, 3.18 or 3.24 (for which the aggregate liability shall not exceed the Purchase Price), shall not exceed $400,000, provided, however, nothing contained in this Section 9.2(d) shall be deemed to limit or restrict in any manner any rights or remedies which the Buyer Indemnitees have, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of a representation, warranty or covenant hereunder.

9.3 Indemnification by Buyer.
(a) Buyer shall indemnify and defend Seller, Parent and their Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to (i) the failure of any representation and warranty or other statement by Buyer contained in this Agreement, the Disclosure Schedule or any certificate furnished to Seller pursuant to this Agreement to be true and correct in all respects as of the Closing Date or any third party allegation or claim based upon facts alleged that, if true, would constitute an inaccuracy or breach of any representation or warranty; (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, the Ancillary Documents, the Disclosure Schedule or any certificate or other document furnished or to be furnished to Seller in connection with the transactions contemplated hereby and thereby; and (iii) any Assumed Liability.
(b) Buyer shall not be liable for any Loss or Losses pursuant to 9.3(a)(i) unless and until the aggregate amount of such Losses incurred by Seller Indemnitees exceeds $40,000, in which event Buyer shall be liable from the first dollar up to $400,000; provided, however, nothing contained in this Section 9.3(b) shall be deemed to limit or restrict in any manner any rights or remedies which Seller Indemnitees have, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of a representation, warranty or covenant hereunder.
9.4 Indemnification Procedures for Third Party Claims.
(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article IX (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”). Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.
(b) Subject to the further provisions of this Section 9.4, the Indemnitor will have 10 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the reasonable fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c) The Indemnitor will not be entitled to assume the Third Party Defense if (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief; (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) the Third Party Claim relates to or arises in connection with any Environmental Action; (iv) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim; (v) the Third Party Claim involves a material customer or supplier of the Business; (vi) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (vi) the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim; (vii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement; or (viii) the Third Party Claim would give rise to Losses which are more than the amount indemnifiable by the Indemnitor pursuant to this Article IX.
(d) If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.
(e) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim. The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the prior written consent, not to be unreasonably withheld, of the Indemnitee. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim; provided that, in such event, it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(f) In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 9.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 9.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor which costs and expense will include reasonable attorneys’ fees. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 9.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article IX with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.
(g) Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.
9.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim. If the Indemnitor gives notice that it disputes such claim within 30 days from receipt of such Notice of Claim, the Indemnified Party and the Indemnitor Party shall then negotiate in good faith a resolution of any claims that the Indemnitor did not deem to have conceded in its notice of dispute for a period of thirty (30) days after such notice is provided by the Indemnitor. If the Indemnitor and the Indemnified Party are unable to resolve any such disputed claim(s) within such time period, the Indemnified Party may thereafter pursue any legal remedies available to the Indemnified Party against the Indemnitor with respect to the unresolved claim(s) in accordance with this Agreement. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.
9.6 Effect of Investigation; Waiver. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

ARTICLE X
MISCELLANEOUS
10.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to Buyer, to:
Medical Imaging Holdings, Inc.
1150 Catamount Dr.
Golden, CO 80403
Attn: Chief Executive Officer
Facsimile: 303-384-1904
With a required copy to (which shall not constitute notice to Buyer):
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Barbara J. Shander
Facsimile: 215-963-5001
If to Seller or Parent, to:
Acoustic Marketing Research, Inc.
c/o MISONIX, INC.
1938 New Highway
Farmingdale, NY 11735
Attn: Michael A. McManus, Jr.
Facsimile: 631-694-5740
With a required copy to (which shall not constitute notice to Seller or Parent):
Siller Wilk LLP
675 Third Avenue
New York, NY 10017
Attn: Joel I. Frank, Esq.
Facsimile: 212-752-6380
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2 Amendments and Waivers.
(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
10.3 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.
10.4 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
10.5 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
10.6 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the State of Delaware, and (b) any federal court located in the State of Delaware, for the purposes of any Action arising out of this Agreement or any transaction contemplated by this Agreement. Each party agrees to commence any such Action either in any federal court located in the State of Delaware or if such Action may not be brought in such court for jurisdictional reasons, in the state courts of the State of Delaware. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated by this Agreement in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.7 Counterparts. This Agreement may be signed in any number of counterparts by the parties hereto, all of which taken together shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Agreement shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
10.8 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article IX hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.
10.9 Entire Agreement. This Agreement, the Ancillary Documents, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
10.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
10.11 Severability. Subject to Section 5.3(d), any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.12 Interpretation.
(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(c) When a reference is made in this Agreement to an Article, Section, paragraph or Schedule, such reference is to an Article, Section, paragraph or Schedule to this Agreement unless otherwise specified.
(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof and thereof.
(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

MEDICAL IMAGING HOLDINGS, INC.

By:	/s/ Jeffrey M. Soinski

	Name:	Jeffrey M. Soinski
	Title:	Chief Executive Officer

SELLER:

ACOUSTIC MARKETING RESEARCH, INC.

By:	/s/ Michael A. McManus, Jr.

	Name:	Michael A. McManus, Jr.
	Title:	Senior Vice President

PARENT:

MISONIX, INC.

By:	/s/ Michael A. McManus, Jr.

	Name:	Michael A. McManus, Jr.
	Title:	President and Chief Executive Officer
[Signature Page to Sonora Asset Purchase Agreement]

Exhibit A
Lease Assignment Agreement
See attached.
[Signature Page to Sonora Asset Purchase Agreement]